EXHIBIT 99.1

JOINT FILING AGREEMENT

                    Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned beneficial owners of shares of Guaranty Bancorp ("Guaranty") hereby agree to file with the Securities and Exchange Commission joint Schedules 13G and any amendments thereto with respect to the Guaranty Preferred Stock and Voting Common Stock owned by them. The undersigned agree that such filings are filed on behalf of each and all of them. Each of the undersigned agrees that it shall be responsible for the accuracy and completeness of the information concerning it contained in such filings.

                    This agreement may be executed in any number of counterparts, which taken together shall constitute one and the same document.

[Signatures on Next Page]

Dated: June 14, 2011	RDV CORPORATION

	By:	/s/ Jerry L. Tubergen
Jerry L. Tubergen, President

Dated: June 14, 2011	RDV CAPITAL MANAGEMENT, L.P.
By RDV Corporation, its General Partner

	By:	/s/ Jerry L. Tubergen
Jerry L. Tubergen, President

Dated: June 14, 2011	/s/ Jerry L. Tubergen
Jerry L. Tubergen